Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Establishment Labs Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities*
Fees to Be Paid:	Equity	Common Shares	457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Debt	Debt Securities(3)	457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Other	Warrants	457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Other	Rights (4)	457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
	Other	Units (5)	457(r)	(1)	(1)	(1)	(2)	(2)	—	—	—	—
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							(1)
	Total Fees Previously Paid							—
	Total Fee Offsets							$18,172 (6)
	Net Fee Due							$0 (2)

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Establishment Labs Holdings Inc.	S-3	333-234649	11/12/2019		$18,172 (6)	Unallocated (Universal) Shelf	(6)	(6)	$140,000,007
Fee Offset Sources	Establishment Labs Holdings Inc.	S-3	333-234649		11/12/2019						$25,960

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is deferring payment of all of the registration fees. Registration fees will be paid subsequently on a pay as you go basis based on the fee payment rate in effect on the date of such fee payment.

(3)	Debt securities may be senior or subordinated.

(4)	Each right will represent a right to purchase common shares of the registrant. Each series of rights will be issued under a separate rights agreement to be entered into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement.

(5)	Each unit will consist of two or more securities. The applicable prospectus supplement relating to the units will describe the terms of any units issued by the registrant.

(6)	On November 12, 2019, the registrant filed a Registration Statement on Form S-3 (File No. 333-234649) (the “Prior Registration Statement”), which registered an aggregate amount of $200,000,000 of common shares, debt securities, warrants and units to be offered by the registrant from time to time. In connection with the filing of the Prior Registration Statement, the registrant made a contemporaneous fee payment in the amount of $25,960. The Prior Registration Statement has expired and all offerings thereunder have been completed or terminated. Securities having an aggregate offering price of $140,000,007 were not sold under the Prior Registration Statement. As a result, the registrant has $18,172 in unused filing fees associated with the Prior Registration Statement. In accordance with Rule 457(p) under the Securities Act, $18,172 remains available to offset filing fees payable pursuant to this registration statement.

*	Additional securities may be added by automatically effective post-effective amendment pursuant to Rule 413 under the Securities Act.